Exhibit 10.2

SEVENTH AMENDMENT TO LEASE

THIS SEVENTH AMENDMENT TO LEASE (this “Seventh Amendment”) is made and entered into as of the 12th day of February, 2026 (the “Effective Date”), by and between ONNI VAN BUREN CHICAGO LLC, a Delaware limited liability company (“Landlord”), and HURON CONSULTING SERVICES LLC, a Delaware limited liability company (“Tenant”).

RECITALS

A.Landlord and Tenant entered into that certain Office Lease fully executed as of December 10, 2003 (the “Original Lease”), as amended by that certain First Amendment to Lease dated August 23, 2004 (the “First Amendment”), by that certain Second Amendment to Lease dated May 14, 2007 (the “Second Amendment”), by that certain Third Amendment to Lease dated April 2, 2010 (the “Third Amendment”), by that certain Fourth Amendment to Lease dated December 31, 2012 (the “Fourth Amendment”), by that certain Fifth Amendment to Lease dated December 1, 2013 (the “Fifth Amendment”), and by that certain Sixth Amendment to Lease dated October 3, 2019 with an effective date of October 1, 2019 (the “Sixth Amendment”) (said Office Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and this Seventh Amendment, is hereinafter referred to as the “Lease”), pursuant to which Landlord demised to Tenant the premises (the “Existing Premises”) consisting of 133,852 square feet of rentable space located in the building commonly known as Union Tower located at 550 West Van Buren Street, Chicago, Illinois (the “Building”), and located on the entire fourth (4th), fifth (5th), eighth (8th), nineth (9th), tenth (10th) and seventeenth (17th) floors of the Building, each of which contain 20,667 rentable square feet, and a portion of the eleventh (11th) floor of the Building, which contains 9,850 rentable square feet;

B.Landlord and Tenant desire, among other things: (1) to terminate that portion of the Existing Premises located on the fourth (4th), fifth (5th) and eleventh (11th) floors of the Building containing in the aggregate approximately 51,184 rentable square feet (collectively, the “Surrendered Premises”) as depicted on Exhibit A attached hereto and made a part hereof, leaving an aggregate of 82,668 rentable square feet on the eighth (8th), nineth (9th), tenth (10th) and seventeenth (17th) floors of the Building (collectively, the “Adjusted Premises”) leased by Tenant; and (2) to extend the term of the Lease for the Adjusted Premises; and
C.Landlord and Tenant are entering into this Seventh Amendment for the purpose of amending and modifying the Lease by providing for certain terms and conditions as more particularly set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.Defined Terms. Capitalized terms not defined herein shall have the same meanings ascribed to such terms in the Lease.

2.Premises.

(a)Commencing on the Effective Date and continuing to and including September 30, 2026 (the “Premises Surrender Date”), the Premises demised by the Lease shall consist of the Surrendered Premises and the Adjusted Premises and all references in the Lease to the “Premises” shall be deemed to mean the Existing Premises (that is, both Surrendered Premises and the Adjusted Premises), for a total leased premises of 133,852 rentable square feet.
(b)Effective at 5:00 PM Chicago time on the Premises Surrender Date, the Lease shall be terminated with respect to the Surrendered Premises only, and commencing on October 1, 2026 (the “Premises Adjustment Date”), all references in the Lease to the “Premises” shall be deemed to mean solely the Adjusted Premises, for a total leased premises of 82,668 rentable square feet.
For purposes of clarity, effective as of the Premises Adjustment Date, the Premises shall be as follows:

Floor	Rentable Square Footage
8th	20,667
9th	20,667
10th	20,667
17th	20,667
Total	82,668
3.Term.
(a)The Term for the Adjusted Premises is hereby extended for a period of eight (8) years from the Lease’s current expiration date of September 30, 2029 and shall therefore expire on September 30, 2037. The Term for the Existing Premises shall therefore expire as follows:

Portion of Existing Premises	Floors	Expiration Date
Surrendered Premises	4, 5, 11	September 30, 2026
Adjusted Premises	8, 9, 10, 17	September 30, 2037
All references in the Lease to the “Expiration Date” with respect to the Surrendered Premises shall mean September 30, 2026 and all references in the Lease to the “Expiration Date” with respect to the Adjusted Premises shall mean September 30, 2037.
(b)Paragraph 10 of the Sixth Amendment is deemed null and void.
4.Rent.
(a)Until and including the Premises Surrender Date, Tenant shall continue to pay Base Rent, Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses and any other monetary amounts due and payable for the Existing Premises (consisting of both the Surrendered Premises and the Adjusted Premises) in accordance with the terms and conditions of the Lease. Commencing on the Premises Adjustment Date, Tenant shall begin paying Base Rent, Tenant’s Pro Rata Share of Taxes and

Tenant’s Pro Rata Share of Operating Expenses solely for the Adjusted Premises (and not for the Surrendered Premises) in accordance with this Section 4 and Sections 5 and 6 below.
(b)Commencing on the Premises Adjustment Date, Tenant shall pay Base Rent with respect to the Adjusted Premises as follows (which Base Rent shall be payable in accordance with the terms of the Lease and in addition to all other amounts due under the Lease):

Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Annual Rate Per Square Foot
October 1, 2026 – September 30, 2027	$2,025,366.00	$168,780.50	$24.50
October 1, 2027 – September 30, 2028	$2,076,000.15	$173,000.01	$25.11
October 1, 2028 – September 30, 2029	$2,127,900.15	$177,325.01	$25.74
October 1, 2029 – September 30, 2030	$2,181,097.66	$181,758.14	$26.38
October 1, 2030 – September 30, 2031	$2,235,625.10	$186,302.09	$27.04
October 1, 2031 – September 30, 2032	$2,291,515.73	$190,959.64	$27.72
October 1, 2032 – September 30, 2033	$2,348,803.62	$195,733.63	$28.41
October 1, 2033 – September 30, 2034	$2,407,523.71	$200,626.98	$29.12
October 1, 2034 – September 30, 2035	$2,467,711.80	$205,642.65	$29.85
October 1, 2035 – September 30, 2036	$2,529,404.60	$210,783.72	$30.60
October 1, 2036 – September 30, 2037	$2,592,639.71	$216,053.31	$31.36
5.Tenant’s Share. Commencing on the Premises Adjustment Date, Tenant’s Pro Rata Share (as defined in the Lease) for the Adjusted Premises shall be 25.164% (i.e. 82,668 rentable square feet in the Adjusted Premises/328,516 rentable square feet in the Building).
6.Adjusted Premises Rent Abatement.

(a)Provided no default by Tenant (beyond any applicable notice and cure period) then exists, Landlord hereby agrees to abate Tenant’s obligation to pay monthly installments of Base Rent, Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses for the Adjusted Premises (collectively, the “Adjusted Premises Rent Abatement”) for the eight (8) full calendar months commencing on the Premises Adjustment Date, namely, for the calendar months of October 2026 through May 2027 inclusive (the “Adjusted Premises Rent Abatement Period”). The Adjusted Premises Rent Abatement shall consist of a component of abatement of Base Rent plus a component of abatement of Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses. The amount of the component of the Adjusted Premises Rent Abatement with respect to abatement of Base Rent is equal to One Million Three Hundred Fifty Thousand Two Hundred Forty-Four and No/100 Dollars ($1,350,244.00). The amount of the component of the Adjusted Premises Rent Abatement with respect to Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses shall be provided by Landlord to Tenant upon request by Tenant at any time on or after January 1, 2026.
(b)The Adjusted Premises Rent Abatement of Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses shall be deemed to mean an abatement of such actual (and not estimated) amounts of Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses applicable to the Adjusted Premises Rent Abatement Period after any reconciliation or true-up of Taxes and Operating Expenses, as the case may be, at the end of each calendar year, or otherwise as permitted under the Lease, the intent of the parties being that such abatements shall be the full abatement of actual and not estimated Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses.
(c)Notwithstanding anything to the contrary contained herein, Tenant, at its sole option, may elect to reallocate fifty percent (50%) of the Adjusted Premises Rent Abatement towards increasing the total of the Tenant Work Allowance (as such term is defined in Section 3.a of the Tenant Work Letter attached as Exhibit B to this Seventh Amendment). Should Tenant elect to reallocate such fifty percent (50%) of the Adjusted Premises Rent Abatement to the Tenant Work Allowance, Tenant shall provide written notice to Landlord of such election no later than January 31, 2027.
7.Option to Extend.
(a)Option Right. Landlord hereby grants Tenant one (1) option to extend the Term for all, but not less than all, of the Adjusted Premises (as the same may be reduced pursuant to the Contraction Option, as defined in Section 9 below) (said Adjusted Premises, as the same may be reduced by pursuant to the Contraction Option, are hereinafter referred to as the “Renewal Premises”) leased by Tenant for a period of five (5) years from October 1, 2037 to September 30, 2042 (the “Option Term”), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease beyond any applicable notice and cure period. Upon the proper exercise of such option to extend, and provided that, at Landlord’s option, as of the end of the then-applicable Term, Tenant is not in default under this Lease beyond any applicable notice and cure period, the Term shall be extended for the Option Term. The rights contained in this Section 7(a) shall be personal to Tenant and may only be exercised by Tenant (and not any assignee, subtenant or other transferee of Tenant’s interest in this Lease, other than a Related Entity, as such term is defined in Article 21(G) of the Original Lease) if the Tenant occupies the entire Renewal Premises for general office use. If Tenant does not timely exercise its option to extend, as set forth in this Section 7(a), then the option to extend, as set forth in this Section 7(a), shall terminate, and Tenant shall have no further options to extend the Term.
(b)Base Rent During Option Term. The Base Rent payable by Tenant, on an annual per rentable square foot basis during each Option Term, if applicable (the “Option Rent”), shall be equal to the Office Fair Market Rent Rate (as defined hereinbelow). The “Office Fair Market Rent Rate” for purposes of determining the Option Rent for the Renewal Premises during the Option Term shall be equal to the base rent, calculated on an annual per rentable square foot basis, including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered, non- equity, non-renewal, non-expansion, fully permitted office space comparable in size, location and quality to the Renewal Premises, for a lease term of five (5) years or longer, for general office use, in an arm’s length transaction, which comparable space is located in the Building and in the Comparable Buildings (as defined hereinbelow) (collectively, the “Comparable Office Transactions”), and which Comparable Office Transactions have been entered into within the nine (9) month period prior to Landlord’s delivery of the Rent Notice (as defined below). The Office Fair Market Rent for purposes of this Lease, the term “Comparable Buildings” shall mean other buildings containing offices, which buildings are located in the proximity of the Building and possess similar attributes.
(c)Exercise of Option. The option contained in this Section 7(c) shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice to Landlord not less than twelve (12) months, but not more than fifteen (15) months, prior to the expiration of the initial Term; (ii) Landlord, within thirty (30) days after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant setting forth the Option Rent; and (iii) Tenant, within thirty (30) days after receipt of the Option Rent Notice, shall deliver notice (the “Option Exercise Notice”) to Landlord specifying whether (1) Tenant accepts the Option Rent set forth in Landlord’s Option Rent Notice; or (2) Tenant desires to engage in good faith negotiations regarding determination of the Option Rent for a period of up to thirty (30) days following Tenant’s receipt of the Option Exercise Notice (the “Negotiation Period”). If the parties are unable to agree upon the Option Rent during the Negotiation Period as provided above, then the Option Rent shall be determined pursuant to the arbitration procedure set forth in Section 7(d) below.
(d)Determination of Option Rent. In the event Tenant elects to determine Option Rent through arbitration, then each party shall make a separate determination of the Option Rent and, within five (5) Business Days after Landlord’s receipt of the Option Exercise Notice (the fifth (5th) Business Day referred to as the “Outside Submittal Date”), concurrently exchange such determinations and such determinations shall be submitted to arbitration in accordance with Section 7(d)(i) through Section 7(d)(vi) below.
(i)Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party, a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial mixed-use office, retail properties in the central business district of Chicago, Illinois. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Submittal Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”
(ii)The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days after the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.
(iii)The determination of the Neutral Arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent,

taking into account the requirements of Section 7(b) of this Seventh Amendment, as determined by the Neutral Arbitrator. The Neutral Arbitrator shall, within thirty (30) days after the appointment of the Neutral Arbitrator, select either Landlord’s or Tenant’s submitted Option Rent for the applicable Option Term, and shall notify Landlord and Tenant thereof within such timeframe.
(iv)The decision of the Neutral Arbitrator shall be binding upon Landlord and
Tenant.
(v)If either Landlord or Tenant fails to appoint an Advocate Arbitrator within ten (10) Business Days after the applicable Outside Submittal Date, the Advocate Arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.
(vi)If the two Advocate Arbitrators fail to agree upon and appoint a Neutral Arbitrator, or both parties fail to appoint Advocate Arbitrators, then the appointment of the Neutral Arbitrator or any Advocate Arbitrator shall be dismissed and the Option Rent to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 7(d).
(vii)The cost of the arbitration shall be equally divided between Landlord and
Tenant.
In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.
All references to the “Term” in the Lease, including this Seventh Amendment, shall be deemed to include the Option Term, if so exercised by Tenant.
8.Termination Option. Commencing on the Premises Adjustment Date, Section 14 of the Sixth Amendment is hereby deleted in its entirety and Tenant shall have the following termination option (the “Termination Option”):
(a)So long as the Lease is then in full force and effect and no default by Tenant after the expiration of any applicable notice and cure periods then exists under the Lease, Tenant shall have the right (the “Termination Option”) upon the delivery of irrevocable notice (the “Termination Notice”) to Landlord delivered not later than September 30, 2033 (the “Termination Notice Deadline”) to terminate the Lease as to all of the Adjusted Premises with an effective date of September 30, 2034 (the “Termination Date”) and the Lease shall terminate in its entirety on the Termination Date. In the event that Tenant elects to terminate the Lease as provided herein, Tenant shall pay to Landlord on the Termination Date a termination fee as calculated on Exhibit C attached hereto and made a part hereof (the “Termination Fee”), equal to the sum of:
(i)the unamortized portion of the commission paid to Brokers (as such term is defined in Section 22 below) solely with respect to this Seventh Amendment (provided that Landlord has delivered to Tenant a true, correct and complete copy of the fully-executed agreement and all amendments thereto executed by Landlord and Brokers evidencing the commissions, fees and other sums paid by Landlord to Brokers);

(ii)the unamortized portion of the Tenant Work Allowance given to Tenant;
(iii)the unamortized portion of the Adjusted Premises Rent Abatement provided under Section 6 above; and
(iv)two months of then current Rent.
The Termination Fee shall be amortized on a straight-line basis and shall include an interest factor of seven (7%) percent per annum for the time period from the Premises Adjustment Date to the Expiration Date.
(b)If Tenant fails to exercise the Termination Option on or prior to the Termination Notice Deadline or to pay the Termination Fee on or prior to the Tenant Termination Date, Tenant shall have no further right to terminate the Lease.
(c)If Tenant properly exercises the Termination Option and pays the Termination Fee in accordance with this Section 8, then on or before the Termination Date, Tenant will deliver up possession to Landlord of the Termination Space in accordance with the terms and provisions of Paragraph 16 of the Sixth Amendment. If Tenant fails to surrender possession of the Termination Space as aforesaid by the Termination Date, Tenant shall be deemed a holdover tenant in such Termination Space and the provisions of Article 14 of the Original Lease with respect to holding over shall apply.
(d)From and after the Termination Date (provided Tenant has actually surrendered possession of the Termination Space as required), Base Rent, Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses payable by Tenant to Landlord shall be appropriately adjusted. Landlord and Tenant shall execute an amendment to the Lease confirming such adjustments.
(e)The Termination Option is personal to Tenant and is not assignable. The Termination Option will terminate and be of no further force or effect upon the assignment or sublease of all or any portion of the Adjusted Premises by Tenant, but only with respect to that portion of the Adjusted Premises actually assigned or subleased (such Termination Option remaining in effect as to any portion of the Adjusted Premises not actually assigned or subleased).
9.Contraction Option. So long as the Lease is then in full force and effect and no default by Tenant after the expiration of any applicable notice and cure periods then exists under the Lease, then Tenant shall have a one-time right (the “Contraction Option”) to reduce the square footage of the Adjusted Premises by, at Tenant’s option, either (a) not more than 20,677 rentable square feet of space on the tenth (10th) floor of the Building; or (b) not more than 20,677 rentable square feet of space on the seventeenth (17th) floor of the Building, all as determined by Tenant, at its sole discretion, with an effective date at any time between September 30, 2031 and September 30, 2032 as determined by Tenant in its sole and absolute judgment. Tenant shall exercise the Contraction Option, if at all, by delivering written notice to Landlord of such exercise (the “Contraction Notice”) at least twelve (12) months prior to the effective date of such Contraction Option, which Contraction Notice shall state: (1) the exact date between September 30, 2031 and September 30, 3032 that Tenant elects to contract the Adjusted Premises (the “Contraction Date”); and (2) that portion of the Adjusted Premises to be surrendered by Tenant pursuant to the Contraction Option (the “Contraction Space”). The Contraction Option is personal to the Tenant named in this Seventh Amendment and shall not inure to the benefit of any assignee or subtenant, other than a Related Entity, as such term is defined in Article 21(G) of the Original Lease. The Contraction Option is subject to the following terms, conditions and limitations:

(a)If a default by Tenant after the expiration of any applicable notice and cure periods under the Lease shall occur at any time after Tenant’s election to exercise the Contraction Option and continue to exist on the Contraction Date, the exercise by Tenant of the Contraction Option, at Landlord’s election, shall be deemed null and void and of no further force and effect, and Landlord shall have all rights and remedies on account of the occurrence of such default as provided in the Lease.
(b)Tenant, on or before the Contraction Date, shall pay to Landlord an amount as calculated on Exhibit D attached hereto and made a part hereof (the “Contraction Fee”), calculated based upon the square footage reduced, equal to:
(i)the unamortized portion of the commission paid to Brokers solely with respect to this Seventh Amendment (provided that Landlord has delivered to Tenant a true, correct and complete copy of the fully-executed agreement and all amendments thereto executed by Landlord and Brokers evidencing the commissions, fees and other sums paid by Landlord to Brokers);
(ii)the unamortized portion of the Tenant Work Allowance given to Tenant;
(iii)the unamortized portion of the Adjusted Premises Rent Abatement provided under Section 6 above; and
(iv)two months of then current Rent.
The Contraction Fee shall be amortized on a straight-line basis and shall include an interest factor of seven (7%) percent per annum for the time period from the Premises Adjustment Date to the Expiration Date.
(c)Tenant, on or before the Contraction Date, shall surrender possession of the Contraction Space in accordance with the terms and provisions of Paragraph 16 of the Sixth Amendment. If Tenant fails to surrender possession of the Contraction Space as aforesaid by the Contraction Date, Tenant shall be deemed a holdover tenant in such Contraction Space and the provisions of Article 14 of the Original Lease with respect to holding over shall apply.
(d)From and after the Contraction Date (provided Tenant has actually surrendered possession of the Contraction Space as required), Base Rent, Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses payable by Tenant to Landlord shall be appropriately adjusted. Landlord and Tenant shall execute an amendment to the Lease confirming such adjustments.
(e)The exercise by Tenant of the Contraction Option shall be irrevocable.
10.Right of First Refusal. Commencing on the Premises Adjustment Date, Section 13 of the Sixth Amendment is hereby deleted in its entirety and Tenant shall have the following right of first refusal:
(a)Commencing on the Premises Adjustment Date through September 30, 2035, Tenant shall have a one-time right of first refusal (the “Right of First Refusal”) with respect to all space located on the seventh (7th) floor of the Building (the “Refusal Space”). Landlord represents and warrants to Tenant that no tenant or other party has any rights to lease the Refusal Space which are superior to Tenant’s Right of First Refusal and Landlord covenants and agrees not to grant any tenant in the Building or other party any rights superior to Tenant’s Right of First Refusal during the Term of the Lease. Tenant’s Right of First Refusal shall be exercised as follows:
(i)When Landlord has a prospective tenant (a “Prospect”) interested in leasing all or any portion of the Refusal Space, Landlord shall give Tenant written notice (the “First Refusal Notice”) of the terms under which Landlord is prepared to lease the Refusal Space (or portion thereof if the

Prospect is interested in leasing less than all of the Refusal Space) to such Prospect, which First Refusal Notice shall include a true, correct and complete copy of the terms upon which such Prospect is willing to lease the First Refusal Space, and Tenant may lease the Refusal Space (or portion thereof if the Prospect is interested in leasing less than all of the Refusal Space), under such terms, by providing Landlord with notice of exercise (“Notice of Exercise”) within seven (7) Business Days after Tenant’s receipt of the First Refusal Notice, except that Tenant shall have no such Right of First Refusal and Landlord need not provide Tenant with an First Refusal Notice if a default under the Lease by Tenant after the expiration of any applicable notice and cure periods exists at the time Landlord would otherwise deliver the First Refusal Notice.
(ii)If Tenant provides a Notice of Exercise, then the term for the Refusal Space shall commence upon the commencement date stated in the First Refusal Notice and thereupon such Refusal Space shall be considered as part of the Adjusted Premises, provided that all of the economic terms stated in the First Refusal Notice (other than the expiration date) shall govern Tenant’s leasing of the Refusal Space and, to the extent that they do not conflict with the economic terms of the First Refusal Notice, the terms and conditions of the Lease shall apply to the Refusal Space. Landlord, at Landlord’s sole cost and expense, shall demolish any existing improvements in the Refusal Space and deliver the Refusal Space to Tenant in a “vanilla box” condition, broom clean and free of debris and all personalty. In addition, if the First Refusal Notice specifies work to be performed by Landlord in the Refusal Space, Landlord at Landlord’s sole cost and expense, shall perform such work in the Refusal Space. The Refusal Space shall be coterminous with Tenant’s existing Term and Landlord shall provide Tenant with an abatement of Rent with respect to the Refusal Space for a period of one hundred and fifty (150) days after Landlord’s delivery of the Refusal Space for build-out and otherwise preparing the Refusal Space for occupancy. Any concessions granted by Landlord to the Prospect in the First Refusal Notice shall be granted to Tenant and prorated proportionately.
(iii)Notwithstanding the foregoing, if (1) Tenant was entitled to exercise its Right of First Refusal, but did not provide Landlord with a Notice of Exercise within the ten (10) Business Day period provided above, and (2) Landlord does not enter into a lease for the Refusal Space with the Prospect upon the terms set forth in the First Refusal Notice within a period of one hundred and eighty (180) day period following the date of the First Refusal Notice, Tenant shall once again have a Right of First Refusal with respect to such Refusal Space (exercisable within ten (10) Business Days after Tenant’s receipt of the subsequent First Refusal Notice). In addition, Tenant shall once again have the Right of First Refusal with respect to the Refusal Space if, within such one hundred and eighty (180), Landlord proposes to lease the Refusal Space to the Prospect or any other prospect on terms that are substantially different than those set forth in the First Refusal Notice. For purposes hereof, the terms offered to a prospect shall be deemed to be substantially the same as those set forth in the First Refusal Notice as long as there is no more than a seven and one half percent (7.5%) reduction in the “bottom line” cost per rentable square foot of the Refusal Space to the Prospect when compared with the “bottom line” cost per rentable square foot under the First Refusal Notice, considering all of the economic terms of both deals, respectively, including, without limitation, the net rent, any tax or expense escalation or other financial escalation and any financial concessions.
(b)If Tenant exercises its Right of First Refusal, Landlord shall prepare an amendment (the “Refusal Space Amendment”) adding the Refusal Space to the Adjusted Premises on the terms set forth in the First Refusal Notice and reflecting the changes in the calculation of Tenant’s Pro Rata Share and other appropriate terms. A copy of the Refusal Space Amendment shall be: (i) sent to Tenant within thirty (30) days after Landlord’s receipt of the Notice of Exercise, (ii) revised by Landlord, if necessary, to incorporate any changes by Tenant that are necessary to accurately reflect the terms and conditions of Tenant’s Right of First Refusal; and (iii) executed by Tenant and returned to Landlord thereafter, but an otherwise valid exercise of the Right of First Refusal contained herein shall, at either party’s option, be fully effective whether or not the Refusal Space Amendment is executed. Tenant’s Right of First Refusal shall continue in full force and effect from time to time for any space located on the seventh (7th) floor of the Building until all such space on the seventh (7th) floor of the Building shall be the subject to a First Refusal Notice.
11.Signage. Tenant’s existing signage rights as set forth in Article 38 of the Original Lease and Paragraph 11 of the Sixth Amendment shall remain in full force and effect throughout the Term, subject to the following:
(a)Building Top Sign. In the event that Tenant shall lease less than three (3) full floors in the Building, Tenant, at Tenant’s sole cost and expense, shall remove the Sign (as defined in Article 38 of the Original Lease) from the top west side of the Building and repair any damage caused by the Sign to the surface where the Sign was affixed. For greater certainty, the Exterior Monument Sign (as defined below), the Building Lobby Sign (as defined below) and all lobby directory identification shall remain even if Tenant shall lease less than three (3) full floors in the Building.
(b)Exterior Monument Sign. Landlord, at Landlord’s sole cost and expense, shall update Tenant’s identification on the exterior monument sign of the Building (the “Exterior Monument Sign”) to Tenant’s specifications, so long as they are consistent with and conform with the aesthetics of the Exterior Monument Sign’s standards, within ninety (90) days after notice from Tenant. Tenant’s notice will specify the final layout, including what logo of Huron to display on the Exterior Monument sign, and shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall be responsible for any required City of Chicago permitting or other code compliance in connection with the Exterior Monument Sign. Tenant, upon vacation of the Adjusted Premises, shall be responsible, at Tenant’s sole cost and expense, for the repair, painting, and/or replacement of the building fascia surface where the Exterior Monument Sign is attached. Any modifications to the Exterior Monument Sign subsequent to such update shall be performed at Tenant’s sole cost and expense and shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.
(c)Lobby Sign. Tenant, at Tenant’s sole cost and expense, shall have the right to install and maintain throughout the Term, its company name, logo, or both, in the lobby signage of the Building (“Building Lobby Sign”), in design and at such locations as described on Exhibit E attached hereto and made a part hereof and as otherwise mutually agreed upon by Landlord and Tenant. Any modifications to the Building Lobby Sign which are not indicated on Exhibit E shall be performed at Tenant’s sole cost and expense and shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible, at Tenant’s sole cost and expense, for the repair, maintenance, and/or replacement of that portion or portions of the Building Lobby Sign specifically identifying Tenant.
The Sign and the Exterior Monument Sign shall at all times be subject to the approval of the City of Chicago, if required, and shall be in compliance with all applicable laws and codes. Landlord shall be responsible for such compliance. Landlord shall not impose any fees or charges upon Tenant for the Sign, the Exterior Monument Sign or the Building Lobby Signage at any time during the Term of the Lease, except as a standard component of Operating Expenses.

12.Back-Up Generator. If desired or required by Tenant, Landlord and Tenant shall work together diligently and in good faith to establish a mutually agreeable location in the Building for a back- up generator.

13.Conference Room.
(a)Tenant shall have the right to reserve and use the on-site conference room in the Building (the “Conference Room”), on an exclusive basis during any such use, at all times during the Term of the Lease during business hours, on a first come first serve basis, upon twenty-four (24) hours’ prior notice utilizing Landlord’s standard reservation process with the on-site property manager for the Building (the “Conference Room Reservation”), which reservation process shall be fair and non- discriminatory. In no event shall Landlord allow another tenant’s reservation to supersede a confirmed reservation made by Tenant. Each Conference Room Reservation shall be made in four (4) hour increments. Tenant may utilize the Conference Room free of charge for no less than four (4) full days during any calendar year of the Term of the Lease, based on availability and following the above- referenced reservation process and shall not be charged for any electricity or internet service in the Conference Room, except as a standard component of Operating Expenses. For greater clarity, “one full day” shall mean eight (8) hours of time duration. Accordingly, if Tenant makes a four (4) hour duration reservation, that would constitute for a “half-day” conference room reservation.
(b)The Conference Room shall be maintained by Landlord at all times in good condition and equipped with standard equipment, including but not limited to, audio-visual systems, wireless internet and video conferencing capabilities.
(c)Landlord covenants that it shall not materially alter, reduce, remove, or convert the Conference Room for another purpose during the Term of the Lease, provided that upon reasonable prior notice to Tenant, Landlord may close-off or restrict access to the Conference Room on a temporary basis for purposes of permitting or facilitating any construction, alteration or improvements to the Conference Room. If Tenant has a bona fide need to book the Conference Room during the Landlord’s planned closure/restriction period, the Landlord will work in good faith to reasonably accommodate the Tenant’s need for the Conference Room. Notwithstanding the foregoing, Landlord shall be permitted to close-off or restrict access to the Conference Room for cosmetic alterations or other minor work, up to a maximum of fourteen (14) days, without prior notice to Tenant, and provided Tenant does not have any pre-existing confirmed bookings for the Conference Room during such period of closure or restriction.
(d)The Conference Room is provided to Tenant solely for use by Tenant and its employees, invitees and/or visitors and Tenant’s right to use the Conference Room may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.
(e)Tenant shall be responsible solely for damages to the Conference Room resulting from its own gross negligence or willful misuse, and not for general wear and tear or damages caused by other building occupants or Landlord. Tenant’s use of the Conference Room shall be at Tenant’s sole risk and Tenant acknowledges and agrees that absent Landlord’s gross negligence or willful misconduct, Landlord shall have no liability whatsoever to Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or in connection with the use of the Conference Room granted herein.
14.Gym/Fitness Center Memberships.
(a)Landlord shall provide Tenant with ten (10) memberships (the “Memberships”) to the on-site gym/fitness center in the Building (the “Fitness Center”) for use by Tenant and its employees and designees at all times and from time to time during the Term of the Lease. Tenant shall have the right to designate which of its employees and designees shall be entitled to use such Memberships and may change which employees and designees are entitled to use such Memberships from time to time during the Term of the Lease upon notice thereof to Landlord. Five (5) of the Memberships shall be “executive” memberships as no charge to Tenant and the remaining five (5) Memberships shall be at fifty percent (50%) of the fee customarily charged by Landlord from time to time, which fee shall be reasonable and commensurate with the services provided and the same as (or less than) the fee charged to other users of the Fitness Center.
(b)The Fitness Center shall be maintained by Landlord at all times in good condition and equipped with standard equipment.
(c)Landlord covenants that it shall not materially alter, reduce, remove, or convert the Fitness Center for another purpose during the Term of the Lease, provided that upon reasonable prior notice to Tenant, Landlord may close-off or restrict access to the Fitness Center on a temporary basis for purposes of permitting or facilitating any construction, alteration or improvements to the Fitness Center.
(d)The Fitness Center is provided to Tenant solely for use by Tenant and its employees and designees and Tenant’s right to use the Fitness Center may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.
(e)Tenant shall be responsible solely for damages to the Fitness Center resulting from its own gross negligence or willful misuse, and not for general wear and tear or damages caused by other building occupants or Landlord. Tenant’s use of the Fitness Center shall be at Tenant’s sole risk and Tenant acknowledges and agrees that absent Landlord’s gross negligence or willful misconduct, Landlord shall have no liability whatsoever to Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or in connection with the use of the Fitness Center granted herein.
15.Dialtone Coffee Shop. Landlord, at Landlord’s sole cost and expense, agrees to construct, open and operate a coffee shop under its “Dialtone” concept, or another comparable coffee concept, on the ground floor of the Building within its currently vacant retail space (the “Coffee Shop”). The Coffee Shop tenant will pay its pro rata share of Operating Expenses and Taxes pursuant to a triple net lease and no cost to construct or operate the Coffee Shop shall be charged back to Tenant as a component of Operating Expenses. Landlord shall cause the Coffee Shop to be open and operating for business no later than the Premises Adjustment Date and to be operating at all times during the Coffee Shop Working Hours (as defined below) thereafter. If Landlord fails to cause the Coffee Shop to be open and continuously operating by the Premises Adjustment Date, Landlord shall pay to Tenant the amount of Twenty Thousand and No/100 Dollars ($20,000.00) per month (or pro-rated for a part thereof), which shall be applied as a credit against Rent (including Base Rent, Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses) due under the Lease until the Coffee Shop is open and continuously operating. For purposes hereof, the term “Coffee Shop Working Hours” shall mean 7:00 a.m. to 5:00 p.m. on Business Days, subject to force majeure (as such term is defined in Article 10 of the Original Lease).
16.Building and Lobby Improvements. Landlord covenants and agrees to repair, renovate and improve those elements of the Building and the Building lobby to a quality consistent with Comparable Buildings, including, without limitation, those elements set forth on Exhibit F attached hereto and made a part hereof (collectively, the “Building Improvements”), all to the reasonable satisfaction of Tenant. Landlord’s work on the Building Improvements shall commence on or prior to the Effective Date and shall be completed on or prior to the Premises Adjustment Date.
17.Building Management and Operations.

(a)The parties covenant and agree that Tenant’s Building management and operations as set forth in Paragraph 9 of the Sixth Amendment (including, without limitation, Exhibit B attached to the Sixth Amendment) shall remain in full force and effect throughout the Term of the Lease. In addition, Landlord, through its designated property management personnel at the Building, shall meet with Tenant, on not less than a monthly basis throughout the Term of the Lease, at a mutually convenient time and place (including by videoconference if agreed), for the purpose of reviewing and discussing matters relating to Building security, mechanical systems, janitorial services and general Building operations. It is understood by both Landlord and Tenant that failure to hold a monthly meeting shall not constitute a default under the Lease.
(b)Landlord, at all times during the Term of the Lease, shall cause all Building security and other personnel to wear professional standardized uniforms at all times while on duty, which Landlord shall regulate on an on-going basis. Such uniforms shall include, without limitation, suits coats and ties.
18.Building Security.
(a)Landlord covenants and agrees to provide such security measures for the Building as are provided in Comparable Buildings. In addition, on or before the Premises Adjustment Date, Landlord agrees to add a keycard swipe in the garage at the Building lobby entrance granting access from the garage to the Building lobby. Tenant may, upon Landlord’s prior written approval, not to be unreasonably be withheld, conditioned or delayed, furnish such additional security services for the Premises, as Tenant reasonably requires, at Tenant’s sole cost and expense.
(b)Landlord, at all times during the Term of the Lease, shall require and cause all Building security and other personnel stationed at the Building lobby desk to be in a standing position so that visitors to the Building and other invitees and guests will be visible to such Building security and other personnel. The parties acknowledge and agree that as of the Effective Date hereof, such standing is permitted and otherwise authorized by applicable union laws, rules and regulations, but such standing shall be subject to any future changes in union laws, rules or regulations which expressly prohibit such standing.
(c)Landlord, at all times during the Term of the Lease, shall cause one security guard to be present at the Building lobby desk during the hours from 6:00 a.m. to 6:00 p.m. on Business Days, and from 7:00 a.m. to 5:00 p.m. on all days which are not Business Days. In the event that such guard leaves the Building lobby desk for any reason whatsoever during such hours, a substitute security guard or other Building employee shall fill in for such security guard at the Building lobby desk during his or her absence, and, as applicable, in the event of an emergency or other situation that requires such guard to temporarily and promptly leave the desk, Landlord shall place in a conspicuous position on the lobby security desk a notice in the form of Exhibit G attached hereto and made a part hereof (or such other notice which is mutually acceptable in form and substance to Landlord and Tenant) setting forth an accurate and reliable means of communication with Building security and Building management.
(d)Landlord, at all times during the Term of the Lease, shall cause one security guard to be present at the Building primarily stationed at the Building lobby desk during the hours from 6:01
p.m. to 5:59 a.m. on Business Days and from 5:01 p.m. to 6:59 a.m. on all days which are not Business Days. In the event that such guard leaves the desk for any reason whatsoever during such hours, Landlord shall place in a conspicuous position on the lobby security desk a notice in the form of Exhibit G (or such other notice which is mutually acceptable in form and substance to Landlord and Tenant) setting forth an accurate and reliable means of communication with Building security and Building management.

19.Tenant Security System. Tenant shall have the right to install or cause to be installed a security system (“Tenant’s Security System”) that serves the Adjusted Premises to control access to and in the Adjusted Premises, at Tenant’s sole cost and expense, subject to Landlord’s prior consent, which consent shall not unreasonably withheld, conditioned or delayed, provided that such security system solely serves the Adjusted Premises and does not impact Landlord’s base building security system. Tenant, at its option, may connect Tenant’s Security System to Landlord’s security system for the Building. Tenant shall not be required to remove typical components of Tenant’s Security System, such as control panels, keypads, sensors, detectors, cameras, alarms and associated wiring, at the end of the Term of the Lease or upon the earlier termination of the Lease, but any structures or materials improvements constructed by Tenant with respect to Tenant’s Security System shall be removed by Tenant, at Tenant’s cost, at the end of the Term of the Lease or upon the earlier termination of the Lease. Landlord shall cooperate with Tenant in the event that Tenant elects to upgrade its security system and protocols and/or access system and protocols from time to time during the Term of the Lease so that such systems and protocols are compatible with Building security and access.
20.Notice. In addition to the notice provisions set forth in the Lease, Landlord agrees that in the event of any emergency affecting the Building or the Adjusted Premises (or, until the Premises Surrender Date, the Surrendered Premises), including but not limited to, fire, flood, utility outage, security incident or any other condition that could impact Tenant’s operations or employee safety, Landlord shall provide Tenant with electronic notification, by text message (to Lori Mazza @ (312) 898-6307) and/or email (to Lori Mazza @ lmazza@hcg.com), or in such other manner or to such other telephone number or email or other address, as Tenant shall designate to Landlord from time to time, with such notice to be delivered as promptly as reasonably possible, so that Tenant may notify its employees prior to the commencement of business hours of such emergency.
21.Parking. Tenant’s right to use parking shall be as provided in Paragraph 12 of the Sixth Amendment notwithstanding any change to the Premises as provided herein.
22.Brokers. Landlord and Tenant each represent and warrant to the other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Seventh Amendment, other than Stream Realty Partners, which represents Landlord (“Landlord’s Broker”), and Cresa, LLC, which represents Tenant (“Tenant’s Broker”) (Landlord’s Broker and Tenant’s Broker are hereinafter sometimes together referred to as the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Seventh Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, though, or under the indemnifying party. The terms of this Section 22 shall survive the expiration or earlier termination of the Term of the Lease. Landlord agrees to pay all to Brokers all amounts owing to Brokers with respect to this Seventh Amendment pursuant to a separate commission agreement between Landlord and Brokers and such amounts shall not be passed on to Tenant, whether as a component of Operating Expenses, Additional Rent or otherwise.
23.Representations, Warranties and Covenants.
(a)Landlord hereby represents and warrants to Tenant that, as of the date hereof, the Building, other than the Existing Premises, is in compliance with all codes, laws, statues, rules and regulations promulgated by any federal, state or local governmental agency having jurisdiction over the Building, including, without limitation, the Americans with Disabilities Act of 1990 (42 U.S.C. §12-101 et. seq.) (the “ADA”) and the regulations issued thereunder, as amended from time to time (collectively, the

“Laws”). Landlord hereby covenants that, after the date hereof, the Building, other than the Existing Premises, shall be in compliance with all Laws.
(b)Landlord hereby represents and warrants to Tenant that, as of the date hereof: (a) Landlord is a duly organized and validly existing Delaware limited liability company and is authorized to transact business under the laws of the State of Illinois; (b) Landlord has full power and authority to enter into this Seventh Amendment and to perform its obligations under this Seventh Amendment; (c) the execution, delivery and performance of this Seventh Amendment by Landlord have been duly and validly authorized by all necessary action on the part of Landlord and all required consents and approvals for the entry into and performance by Landlord hereunder have been duly obtained; and (d) this Seventh Amendment is a legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
(c)Tenant hereby represents and warrants to Landlord that, as of the date hereof: (a) Tenant is a duly organized and validly existing Delaware limited liability company and is authorized to transact business under the laws of the State of Illinois; (b) Tenant has full power and authority to enter into this Seventh Amendment and to perform its obligations under this Seventh Amendment; (c) the execution, delivery and performance of this Seventh Amendment by Tenant have been duly and validly authorized by all necessary action on the part of Tenant and all required consents and approvals for the entry into and performance by Tenant hereunder have been duly obtained; and (d) this Seventh Amendment is a legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
24.Captions. The captions used in this Seventh Amendment are for convenience only and shall have no effect upon the interpretation of this Seventh Amendment.
25.Ratification of Lease. Except as expressly amended by this Seventh Amendment, the Lease shall remain in full force and effect and, as hereby amended, is ratified and confirmed by the parties hereto. In the event of a conflict between the provisions of the Lease and the provisions of this Seventh Amendment, the provisions of this Seventh Amendment shall control and prevail.
26.Business Day Defined. As used herein and in the Lease, the terms “Business Day” and “Business Days,” as applicable, shall mean Monday through Friday, except New Year’s Day, Martin Luther King Jr.’s Birthday, Memorial Day, Juneteenth, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day.
27.Counterparts. This Seventh Amendment may be executed in two or more counterparts, each of which is deemed an original and all of which together constitute one and the same instrument. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. The signature pages of various counterparts may be combined onto one document. To facilitate execution of this Seventh Amendment, the parties may execute and exchange signature pages by facsimile or via electronic mail (*.pdf or similar file types). The parties further agree that counterparts of this Seventh Amendment may be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform. All such signatures may be used in the place of original “wet ink” signatures to this Seventh Amendment and shall have the same legal effect as the physical delivery of an original signature.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Seventh Amendment to be executed as of the Effective Date.

LANDLORD:		TENANT:
ONNI VAN BUREN CHICAGO LLC,		HURON CONSULTING SERVICES LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Giulio De Cotiis	By:	/s/ John Kelly
Name:	Giulio De Cotiis	Name:	John Kelly
Title:	Director	Title:	CFO

550 WEST VAN BUREN STREET CHICAGO, ILLINOIS 60607

EXHIBIT A

OUTLINE OF SURRENDERED PREMISES

550 WEST VAN BUREN STREET CHICAGO, ILLINOIS 60607

EXHIBIT B TENANT WORK LETTER

This Work Letter (this “Work Letter”) sets forth the agreement between Landlord and Tenant with respect to Tenant’s construction of the Tenant Work within the Adjusted Premises. Capitalized terms not defined herein shall have the same meanings ascribed to such terms in the Lease.
1.Definitions.
a.The term “Tenant Work” shall mean all of the improvements, fixtures and equipment with respect to the Adjusted Premises shown or called for by the Tenant Work Plans prepared by Tenant from time to time and approved by Landlord from time to time. The Tenant Work may be for all or any portion of the Adjusted Premises from time to time, as determined by Tenant in it sole and absolute judgment, and need not be for all of the Adjusted Premises at one time or otherwise. For clarity, Tenant may perform the Tenant Work with respect to a portion of the Adjusted Premises (and not necessarily all of the Adjusted Premises) at any time and from time to time commencing on the Effective Date.
b.The term “Tenant’s Design Professionals” shall mean such Illinois licensed architect as Tenant shall engage to prepare the Tenant Work Plans (“Tenant’s Architect”) and such other architects and engineers as shall be directly or indirectly engaged by Tenant in connection with the Tenant Work.
2.Tenant Work.
a.Preparation and Approval of Tenant Work Plans
1.Tenant shall prepare complete architectural drawings and specifications and complete engineered mechanical, structural and electrical working drawings for improvements to the Adjusted Premises showing the subdivision, layout, finish and decoration work desired by Tenant, and any internal or external communications or special utility facilities or other improvements within common areas of the Building (collectively “Tenant Work Plans”). The Tenant Work Plans shall: (1) include preliminary locations and dimensions; (2) contain sufficient content and detail for use to obtain any required building permits and preparation of “shop drawings” (if applicable); and (3) show all items of such work in reasonable detail (collectively, the “Tenant Building Plan Requirements”). The Tenant Work Plans shall be prepared by Tenant’s Design Professionals. Tenant shall submit to Landlord the Tenant Work Plans accompanied by a list of each sheet of the Tenant Work Plans being submitted (including date and last revision date).
2.Landlord shall have ten (10) Business Days from its receipt of the Tenant Work Plans to approve or disapprove the Tenant Work Plans so submitted to Landlord, and to notify Tenant of its approval or reasons for withholding approval. Landlord, if it shall disapprove any Tenant Work Plans, shall deliver to Tenant, concurrently with such notice of disapproval, a reasonably specific statement of its reasons for disapproval and of any specific revisions which Landlord proposes to remedy the matter (it being understood that Landlord shall not be required to propose any such specific revisions).
3.Provided that the Tenant Work Plans so submitted to Landlord conform to the Tenant Building Plan Requirements, Landlord will not unreasonably withhold, condition or delay its approval of the Tenant Work Plans.
4.If Landlord disapproves of the Tenant Work Plans and requests any specific revisions to the Tenant Work Plans, Tenant shall make such changes and, within ten (10) Business Days after its receipt of Landlord’s requested revisions, shall submit the revised Tenant Work Plans to Landlord.
5.The procedure provided for in this Section 2.a.2 shall be repeated for each revised and resubmitted version of the Tenant Work Plans until Landlord shall have approved the Tenant Work Plans.
6.All Tenant Work Plans submitted by or on behalf of Tenant shall be submitted on both on paper (half size format) and on a thumb or flash drive.
b.Tenant Work. Tenant shall perform the Tenant Work at its sole cost and expense (subject to the provisions of Section 3 below) in accordance with Tenant Work Plans approved by Landlord and the requirements of this Work Letter. Tenant shall not install any portion of the Tenant Work until Landlord shall have approved the Tenant Work Plans for such portion thereof. Tenant shall prosecute such Tenant Work with commercially reasonable diligence, subject to force majeure (as such term is defined in Article 10 of the Original Lease).
c.Tenant Contractors. All Tenant Work shall be performed by Tenant Contractors approved in accordance with Section 7 below (“Tenant Contractors”). No such Tenant Contractor shall commence the performance of Tenant Work until such Tenant Contractor shall have been so approved by Landlord.
d.Insurance Requirements. No Tenant Contractor shall commence performance of Tenant Work unless Tenant and such Tenant Contractor shall have submitted to Landlord certificates of insurance demonstrating compliance with the requirement of Section 8 of this Work Letter.
e.Governmental Approvals. Tenant shall not perform any portion of the Tenant Work for which any Governmental Approval (as such term is defined in Section 5.c below) is required to be obtained prior to the performance thereof unless Tenant shall have obtained (and, at Landlord’s request, furnished Landlord with a copy of) such Governmental Approval.
f.Tenant Work Changes.
1.The term “Tenant Work Changes” shall mean any change in the Tenant Work Plans for any portion of the Tenant Work (or in any portion of the Tenant Work) after Landlord shall have approved the Tenant Work Plans for such portion of the Tenant Work.

2.All Tenant Work Changes and any other Tenant Work Changes for which Tenant requests Landlord’s approval shall be subject to Landlord’s approval in accordance with Section 2.a of this Work Letter.
g.Improper Work. If Tenant shall perform any work not reflected on Tenant Work Plans approved by Landlord or a Tenant Work Change not approved by Landlord, then Tenant, upon Landlord’s demand, shall remove or correct the same.
h.Effect of Landlord’s Approval. Landlord shall have no liability to Tenant or to any third party by virtue of the existence or exercise of its consent or approval rights in this Section 2. Additionally, neither review nor approval by Landlord of any of the Tenant Work Plans shall constitute a representation or warranty by Landlord that such items either (i) are complete or suitable for their intended purpose, (ii) comply with applicable Laws and any insurance requirements, or (iii) conform to the requirements of this Work Letter, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, compliance or conformance.
i.Landlord Fees. Landlord shall not charge Tenant, and Tenant shall not be required to pay to Landlord, any review, supervision, management, consulting or other fee or charge in connection with the Tenant Work from time to time during the Term of the Lease (as the same may be extended), or the review of the Tenant Work Plans or any other plans, specifications or drawings in connection therewith, and Tenant shall in no event be required to pay any out-of-pocket expenses incurred by Landlord in connection therewith, whether for review or otherwise. Tenant shall pay all consumption costs incurred on a monthly basis in connection with Tenant’s supplemental air-conditioning and sprinklers which are required in connection with the Tenant Work, but shall not be required to pay any tap-in charges for connecting such supplemental air-conditioning or sprinklers.
j.Protection of Building and Removal of Construction Debris. Tenant will take all reasonable and customary precautionary steps to protect its facilities and the facilities of others affected by the Tenant Work and to properly police same. Tenant shall keep the Adjusted Premises, fire stairs, all common areas and adjacent areas free from accumulations of waste materials or rubbish caused by Tenant or Tenant Contractors. Landlord may require daily removal of waste materials and rubbish if required for fire prevention and life safety reasons or applicable Laws, and reserves the right to remove such waste materials and rubbish at the expense of Tenant if Tenant, after written notice of such failure from Landlord, fails to comply with Landlord’s reasonable requirements relating to such removal. At the completion of the Tenant Work, Tenant Contractors shall forthwith remove all rubbish and all tools, equipment and surplus materials from and about the Adjusted Premises and the Building.
k.Damage by Tenant Contractors. Tenant shall include in any written agreement it enters into with a Tenant Contractor a provision that requires such Tenant Contractor to repair any damage caused by such Tenant Contractor (or any other Tenant Contractors with which such Tenant Contractor has subcontracted) to any portion of the Building or to any property of Landlord or other tenants of the Building in connection with the performance by such Tenant Contractors of the Tenant Work, and Tenant shall use commercially reasonable efforts to cause such Tenant Contractors to repair such damages. Tenant shall reasonably cooperate with Landlord in the enforcement by Landlord of any third party beneficiary rights it may have under any such written agreements, provided such cooperation shall be at no material cost to Tenant, and absent the negligence or misconduct of Landlord and Landlord’s agents and representatives, Tenant shall indemnify and hold harmless Landlord in connection with the enforcement by Landlord of such rights.
l.Accidents. Tenant shall cause Tenant Contractors to take all reasonable safety precautions with respect to the Tenant Work, and to comply with all applicable Laws for the safety of persons or property. Tenant shall report (and shall require Tenant Contractors to report) to Landlord any property damage or injury to any of Tenant’s agents or employees and shall furnish Landlord a copy of any accident report filed with its insurance carrier promptly after its occurrence.
m.Building Standard Materials. Tenant acknowledges and agrees that Landlord has established building standard materials and criteria for certain improvements to be installed by all tenants of the Building as part of each such tenant’s improvements within its leased premises (the “Building Standard Materials”). Tenant shall utilize such Building Standard Materials, as applicable to the Tenant Work, as part of the Tenant Work, and the cost thereof shall be borne by Tenant.
n.Certain Tenant Work Performed by Landlord. Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, any work of or relating to Tenant Work in an emergency situation (as determined by Landlord in its reasonable judgment) after notice thereof to Tenant as reasonably practical. The cost for the performance of such work by Landlord shall be borne by Tenant, at Landlord’s cost therefor plus Landlord’s fee in an amount equal to five percent (5%) of the cost of such work. In the event that any work of or relating to Tenant Work affects a structural component of the Building, Tenant shall give notice thereof to Landlord and Landlord shall respond to Tenant within five (5) Business Days after receipt of such notice indicating whether Landlord desires to perform on behalf of and for the account of Tenant any of such work which is the subject of such notice. Landlord’s failure to respond during such five (5) Business Day period shall be deemed an agreement that Landlord does not desire to perform on behalf of or for the account of Tenant any of such work which is the subject of such notice. For purposes hereof, a “structural component” of the Building shall mean the roof, the foundation and the exterior walls of the Building, any staircase in the Building and all load bearing elements of the Building. Landlord in any event shall prepare all of the lockset cylinders Tenant desires to install in the Adjusted Premises as part of the Tenant Work in accordance with the procedure established therefor by Landlord or, as the parties mutually agree, Tenant, at Tenant’s cost, shall utilize Landlord’s designated contractor to prepare such lockset cylinders.
o.Telecommunications. Subject to actual availability, Tenant shall have the non-exclusive right to install or use the existing continuous path for data to the Building closets and the right to use the Building conduits and/or chases for connection to Tenant’s telecommunications, roof top communication devices, data services and infrastructure. Tenant will not be obligated to remove such telecommunication and data cabling at the end the Term of the Lease (as the same may be extended).
3.Tenant Work Allowance.

a.Amount of Tenant Work Allowance. Landlord shall provide Tenant with an allowance (the ”Tenant Work Allowance”) in the amount of Nine Million Three Hundred Thousand One Hundred Fifty and No/100 Dollars ($9,300,150.00) (based on $112.50 per rentable square foot of the Adjusted Premises).
b.Use of Tenant Work Allowance. Tenant shall use the Tenant Work Allowance as follows:
1.Used Towards Tenant Work. Tenant hereby agrees that a minimum of Seven Million Two Hundred Thirty-Three Thousand Four Hundred Fifty and No/100 Dollars ($7,233,450.00) (based upon $87.50 per rentable square foot of the Adjusted Premises) of the Tenant Work Allowance shall be spent by or on behalf of Tenant on Tenant Work in the Adjusted Premises and shall be used by Tenant at any time and from time to time during the period commencing on January 1, 2026 and ending on December 31, 2028, as determined by Tenant at its sole discretion, all in accordance with the terms of this Section 3.
2.Used Towards Payment of Rent. Tenant, at its option, may apply a portion of the Tenant Work Allowance up to a maximum of Two Million Sixty-Six Thousand Seven Hundred and No/100 Dollars ($2,066,700.00) (based upon $25.00 per rentable square foot of the Adjusted Premises) towards the payment of Rent (including Base Rent, Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses) due and payable by Tenant to Landlord at any time under the Lease on or after the Premises Adjustment Date, as determined by Tenant at its sole discretion.
3.Remainder of Tenant Work Allowance. Any remaining amount of the Tenant Work Allowance not spent on Tenant Work in the Adjusted Premises as provided in Section 3.b.1 above or applied toward the payment of Rent as provided in Section 3.b.2 above shall be applied toward the payment of Rent (including Base Rent, Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses and any other Additional Rent) next coming due from Tenant to Landlord on or after January 1, 2029, until exhausted.
c.Disbursement of Tenant Work Allowance.
1.The Tenant Work Allowance shall be payable by Landlord, at Tenant’s option, (i) to any of Tenant Contractors and Tenant’s Design Professionals; or (ii) to Tenant in reimbursement for sums paid by Tenant to Tenant Contractors, Tenant’s Design Professionals, or other vendors used by Tenant in connection with the Tenant Work. Tenant shall deliver to Landlord periodic requisitions (each being herein called a “Tenant Requisition”) therefor, not more frequently than monthly, in accordance with Section 3.b.2 below, and, provided such Tenant Requisition is received by Landlord by the fifth (5th) day of the preceding calendar month, Landlord will disburse the installment of the Tenant Work Allowance corresponding to such Tenant Requisition by the fifteenth (15th) day of the next succeeding calendar month.
2.Each Tenant Requisition (i) shall state the amount, not to be less than Twenty-Five Thousand and No/100 Dollars ($25,000.00), of such Tenant Requisition, (ii) shall state the amount payable to each of Tenant Contractors and Tenant’s Design

Professionals (and the mailing address thereof), and (iii) shall list the invoices to be paid or reimbursed (it being understood that if the total amount of such invoices shall exceed the amount of such Tenant Requisition then Tenant shall be responsible for the payment of the balance thereof). Each Tenant Requisition shall be accompanied by, as applicable: (1) the invoices so listed, (2) with respect to contractor invoices, a certificate signed by Tenant and Tenant’s Architect certifying that the Tenant Work represented by such invoices has been performed in accordance with this Work Letter, (3) conditional lien waivers pursuant to which each Tenant Contractor for which payment is sought waives any mechanics lien claims it may have relating to the Tenant Work described in the Tenant Requisition subject to disbursement of the Tenant Requisition and (4) evidence that any mechanic’s lien theretofore filed in respect of Tenant Work has been discharged of record.
d.Permitted Uses of Tenant Work Allowance. The Tenant Work Allowance may be used to reimburse any costs associated with the Tenant Work as Tenant may so elect, including, without limitation, construction (both hard and soft costs), space planning, programming, design development drawings, pricing drawings, construction drawings, electrical, mechanical, plumbing and engineering drawings, other reimbursables, city and other permits, approval fees, project management costs, contraction administration, profits, overhead, furniture, fixtures and equipment, window treatments (including blinds and shades), restrooms, information technology, relocation costs, cabling and/or general conditions.
4.Landlord’s Right of Entry; Progress Advisories.
a.Landlord’s Right of Entry. During the construction of, and upon completion of, the Tenant Work, Landlord and its representatives shall have the right to enter the Adjusted Premises in order to inspect the Tenant Work. Such access and inspection shall be at reasonable times convenient for Tenant, during Normal Working Hours (as such term is hereinafter defined) (unless otherwise agreed to by Tenant) and shall not unreasonably disturb or otherwise interfere with Tenant’s business operations in, or use and enjoyment of, the Adjusted Premises. Tenant shall have the right to have an employee or other representative present at all times during any such access and inspection by Landlord.
b.Progress Advisories. Within ten (10) Business Days after Landlord’s request from time to time, Tenant shall furnish Landlord with a copy of Tenant’s most recent construction schedule and any expected deviations therefrom (it being understood that Tenant shall not be deemed to warrant the accuracy of such documents and that the furnishing of such documents shall not limit or constitute a waiver of any of Tenant’s rights under this Work Letter).
c.Governmental Inspections. If required by applicable Laws, Tenant shall endeavor to cause any governmental authority required to have issued a Governmental Approval to perform inspections of the Tenant Work, and Tenant shall make available to Landlord copies of all written inspection reports issued relative to the Tenant Work upon request from Landlord.
d.Notice of Completion; Delivery of As-Built Plans. Promptly after Tenant shall have substantially completed the Tenant Work, Tenant shall notify Landlord of the date of such substantial completion. Tenant shall furnish to Landlord, in both paper and electronic format, at Tenant’s cost, “as-built” drawings of the Tenant Work within sixty (60) days after completion of the Tenant Work.
5.Standards of Performance. All of the Tenant Work shall be done according to the standards set forth in this Section 5.
a.Compliance with Laws. Tenant shall cause the Tenant Work Plans and the Tenant Work to comply with all Laws applicable thereto, including, without limitation, all applicable building and fire codes of the City of Chicago and all other governmental authorities having jurisdiction thereof, and with all requirements of the ADA.
b.Building Rules and Regulations. Tenant Contractors and all other vendors entering the Building in connection with the performance of the Tenant Work shall comply with the general requirements from time to time promulgated by Landlord for service providers and tenant contractors performing work in the Building. Landlord shall apply its general requirements without discrimination.
c.Building Permits. Tenant, at its own cost and expense, shall obtain from any governmental authority having jurisdiction all required building and other permits and approvals relative to the Tenant Work (“Governmental Approvals”).
d.Certificate of Occupancy. Upon completion of all Tenant Work that is required to obtain a certificate of occupancy for the Adjusted Premises, Tenant, at its own cost and expense, shall apply for and diligently pursue such application until it obtains such certificate of occupancy.
6.Freight Elevators/Loading Dock/Overtime Security.
a.Normal Working Hours of the Building. Landlord shall make the Building’s freight elevators and loading docks available to Tenant and Tenant Contractors for personnel, small tools and a reasonable amount of materials during the Normal Working Hours, without charge and without discrimination, in common with others entitled to use the same. Tenant shall not be entitled to use the Building’s freight elevators or loading docks for oversized or excessively large materials during Normal Working Hours. Landlord shall not charge Tenant any fee for the use of the Buildings’ freight elevators, loading docks or Building security for the Tenant Work during Normal Working Hours.
b.Other Hours. Landlord shall make the Building’s freight elevators, outside hoist and loading docks available to Tenant and Tenant Contractors for personnel, small tools, materials, freight and other construction items, as required by Tenant in construction and completion of the Tenant Work, outside of Normal Working Hours, on a reserved exclusive basis, subject to advance reservation with Landlord, and Landlord shall administer such reservations without discrimination among the tenants of the Building. Landlord shall not charge Tenant any fee for the use of the Building’s freight elevators, outside hoist or loading docks for the Tenant Work outside of Normal Working Hours. Notwithstanding the foregoing, Tenant shall pay Landlord within thirty (30) days after receipt of an invoice from Landlord for any reasonable out-of-pocket charges for overtime Building security (but not normal Building staff) necessitated by Tenant’s use of the Building’s freight elevators, outside hoist or loading docks for the Tenant Work outside of Normal Working Hours or Tenant’s performance of the Tenant Work outside of Normal Working Hours.

c.Normal Working Hours. For purposes of this Work Letter, the term “Normal Working Hours” shall mean 7:00 a.m. to 3:00 p.m. on Business Days.
7.Landlord’s Prior Approval of Contractors. Each contractor and subcontractor to be used by Tenant for Tenant Work (each a “Tenant Contractor”) shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have ten (10) Business Days to approve or disapprove any Tenant Contractor proposed by Tenant in writing, and to notify Tenant of its reasons for withholding approval. Whenever Landlord’s approval of any contractor, subcontractor, materialmen, architect, engineer or other consultant is required hereunder, Tenant at any time hereafter (but prior to the time such approval is required) may provide Landlord with a list of such contractors, subcontractors, materialmen, architects, engineers or other consultants for pre-approval by Landlord, together with a general description of the work for which such contractor or other service provider is sought to be approved, and Landlord either shall approve or disapprove such contractor or other service provider for the work generally described (with the reasons for such disapproval specified) in writing within five (5) Business Days after Landlord’s receipt of such list.
8.Insurance.
a.Tenant shall secure, pay for, and maintain during the continuance of the Tenant Work, policies of insurance satisfying the insurance requirements of the Lease, including builder’s risk.
b.Tenant shall require each Tenant Contractor entering the Adjusted Premises or the Building hereunder in connection with the performance of the Tenant Work to secure, pay for, and maintain during the continuance of its work within the Adjusted Premises or the Building, policies of insurance in the following minimum coverages and minimum limits of liability:
1.Worker’s Compensation and Occupational Disease Insurance at statutory limits as provided by the laws of the State of Illinois and Employer’s Liability Insurance with limits of not less than $1,000,000, for all costs arising from each accident or occupational disease.
2.Commercial General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $3,000,000 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof and with a minimum aggregate limit of $5,000,000, together with umbrella coverage with limits of (1) not less than $5,000,000 in the case of general contractors, and (2) not less than $2,000,000 in the case of subcontractors. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure for claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from operations of each Tenant Contractor, and shall also name Tenant as an additional insured.
3.Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non- owned in an amount not less than $1,000,000 combined single limit for each accident.

c.Tenant shall require each of Tenant’s Design Professionals and each of such Tenant’s Design Professionals’ subcontractors to secure, pay for, and maintain during the continuance of its work in connection with the preparation of the Tenant Work Plans, policies of insurance in the following minimum coverages and minimum limits of liability:
1.Worker’s Compensation and Occupational Disease Insurance at statutory limits as provided by the laws of the State of Illinois and Employer’s Liability Insurance with limits of not less than $500,000, for all costs arising from each accident or occupational disease.
2.Commercial General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $1,000,000 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof and with a minimum aggregate limit of $2,000,000, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies. Such insurance shall provide for explosion and collapse, independent contractors coverage, products and completed operations coverage and broad form blanket contractual liability coverage and shall insure for claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from operations of each of Tenant’s Design Professionals, and shall also name Tenant as an additional insured.
3.Professional Liability / Errors and Omissions Coverage in an amount not less than $1,000,000 per occurrence and with a minimum aggregate limit of $2,000,000. If such coverage is on a “claims made” basis, the insurance shall have a retroactive date of no later than the date the Tenant Work Plans were commenced and must be maintained for at least three years after the completion and acceptance of the work performed under this Work Letter. The retroactive date MUST be shown on the certificate of insurance provided.
d.All policies required by Section 8.b and Section 8.c. (except the worker’s compensation policy and automobile liability insurance policy) shall be endorsed to include Landlord and any lender of Landlord or other party Landlord may reasonably require as additional insured party. Such insurance shall also provide that Tenant shall use commercially reasonable efforts so that Landlord and any lender of Landlord shall be given at least thirty (30) days’ prior written notice of any reduction, cancellation of coverage and, in the case of the Commercial General Liability Insurance, shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.
e.The insurance requirements set forth in Section 8.b and Section 8.c shall relate and be applicable solely in connection with the performance of the Tenant Work and preparation of the Tenant Work Plans. All other insurance requirements relating to Tenant and contractors, subcontractors, design professionals, engineers and vendors utilized by Tenant shall be set forth in the Lease or in the rules and regulations of the Building, but Landlord reserves the right to require any subsequent performance of the Tenant Work and/or modifications/revisions to the Tenant Work Plans to be effected in compliance with the insurance requirements set forth herein.

9.Miscellaneous.
a.Except as expressly set forth herein or in the Lease, Landlord has no oral or written agreement with Tenant to do any work with respect to the Building or the Adjusted Premises.
b.All notices, requests, consent, approval, demands and other communications under this Work Letter shall be in writing and shall be given in the same manner as notices under the Lease.
c.Whenever a party is required to take any action within or by the end of a specific period of time described in this Work Letter with reference to a notice from the other party, the first Business Day of such period shall be the first Business Day after the Business Day on which such notice is received by all of the persons to whom such notice must be given as provided for in Section 9.b.
d.This Work Letter, together with the Lease, sets forth the entire agreement of Tenant and Landlord regarding the Tenant Work. This Work Letter may only be amended if in writing and duly executed by both Landlord and Tenant.
e.Time is of the essence of this Work Letter and each and all of its provisions; provided, however, that wherever under the terms and provisions of this Work Letter the time for payment or performance falls upon a Saturday, Sunday or New Year’s Day, Martin Luther King Jr.’s Birthday, Memorial Day, Juneteenth, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day, such time for payment or performance shall be extended to the next Business Day.
f.In the event of any express inconsistencies between the Lease and this Work Letter, the terms of the Work Letter shall govern and control. Any default by a party hereunder shall constitute a default under the Lease, and except to the extent otherwise expressly provided herein, shall be subject to the notice and cure periods and the remedies and other provisions applicable thereto under the Lease.

550 WEST VAN BUREN STREET CHICAGO, ILLINOIS 60607

EXHIBIT C TERMINATION FEE CALCULATION

Interest Rate:    7.00%

Commissions:	$ 1,554,158.40
Tenant Improvement ($112.50 allowance):	$ 9,300,150.00
Rent Abatement (8 months):	$ 1,350,244.00
Cam & Tax Abatement (8 months - Estimate):	$ 1,336,466.00
Total Tenant Concessions	$ 13,541,018.40
Lease Term (# of Years)	8.00
Remaining # of Yrs (Shortfall - yrs. 6 - 8)	3.00
Annual Amortization (Straight Lined)	$ 1,692,627.30
Unamortized Portion	$ 5,077,881.90
Total Interest from Termination Date through end of Natural Expiration	$ 1,066,355.20
Two months gross rent	$ 730,832.18
Total Termination Fee	$ 6,875,069.28

550 WEST VAN BUREN STREET CHICAGO, ILLINOIS 60607

EXHIBIT D CONTRACTION FEE CALCULATION

Interest Rate:	7.00%
Commissions:	$ 388,539.60
Tenant Improvement ($112.50 allowance):	$ 2,325,037.50
Rent Abatement (8 months):	$ 337,561.00
Cam & Tax Abatement (8 months - Estimate):	$ 334,116.50
Total Tenant Concessions	$ 3,385,254.60
Lease Term (# of Years)	8.00
Remaining # of Yrs (Shortfall - yrs. 6 - 8)	3.00
Annual Amortization (Straight Lined)	$ 423,156.83
Unamortized Portion	$ 1,269,470.48
Total Interest from Termination Date through end of Natural Expiration	$ 266,588.80
Two months gross rent	$ 462,161.18
Total Termination Fee	$ 1,998,220.45

550 WEST VAN BUREN STREET CHICAGO, ILLINOIS 60607

EXHIBIT E BUILDING LOBBY SIGNAGE

550 WEST VAN BUREN STREET CHICAGO, ILLINOIS 60607

EXHIBIT F BUILDING IMPROVEMENTS

Scope of Work.

Landlord shall, perform certain improvements and renovations within the Building’s main lobby, as defined herein as the Building Improvements, which shall consist of the following elements:

•Removal of existing elevator lobby light fixtures;
•Replacement of elevator lobby light fixtures;
•Installation of new freestanding drywall ‘canvas’ for future mural or other art instalment;
•Implementation of new interior lobby furniture;
•Implementation of new exterior furniture; and
•New paint coat for drywall locations, including ceiling;

Standard of Work.

The Building Improvements shall be performed in a good and workmanlike manner, in accordance with all applicable laws, codes, and regulations, and using materials and finishes of a quality consistent with similar office buildings in the Chicago market.

Construction Management; Changes.

Landlord shall have sole control over the design, procurement, and construction of the Building Improvements. Any material changes to the Building Improvements that would materially impair tenant access or building operations shall require prior written notice to Tenant. Tenant shall not have approval rights over the Building Improvements except to the extent such work prevents Tenant’s access to the Premises.

550 WEST VAN BUREN STREET CHICAGO, ILLINOIS 60607

EXHIBIT G
LOBBY SECURITY DESK NOTICE